Filed pursuant to Rule 424(b)(5)
Registration No. 333-189879

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 19, 2013)

$25,000,000

Common Shares

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, relating to the sale of our common shares, no par value per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell from time to time our common shares having an aggregate offering price of up to $25,000,000 through Cowen acting as sales agent.

Our common shares trade on the NASDAQ Global Market under the symbol “TTHI” and on the Toronto Stock Exchange under the symbol “TTH”. On January 2, 2015, the last reported sale price for our common shares on the NASDAQ Global Market was $6.84 per share and the last reported sale price for our common shares on Toronto Stock Exchange was CAN$7.89 per share.

Upon our delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cowen may sell the common shares by methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on the NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker in the U.S. In addition, with our prior written approval, Cowen may also sell the common shares in privately negotiated transactions. Cowen will act as sales agent using its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The NASDAQ Stock Market LLC.

We will pay Cowen, as compensation for its services in acting as agent and/or principal in the sale of our common shares, 3.0% of the gross sales price per share of all shares sold through it as agent under the sales agreement.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the section captioned “Risks and Uncertainties” in Management’s Discussion and Analysis for the year ended June 30, 2014 included as an exhibit to our Annual Report on Form 40-F filed on September 25, 2014, which is incorporated by reference into this prospectus supplement, for certain risks you should consider. You should read the entire prospectus, including the documents incorporated by reference herein, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement and the accompanying prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus supplement and the accompanying prospectus have not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

Cowen and Company

The date of this prospectus supplement is January 5, 2015

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

To the extent there is a conflict between the information contained in this prospectus supplement or the accompanying prospectus, any document incorporated by reference herein filed prior to the date of this prospectus supplement or the information contained in any free writing prospectus that we have authorized for use in connection with this offering, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and Cowen has not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or common shares is sold on a later date. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, references to “Transition,” “the Company,” “the Corporation,” “we,” “us,” and “our” refer to Transition Therapeutics Inc., a corporation organized under the laws of Ontario, Canada.

Unless otherwise stated, all references to “$” are to the lawful currency of the United States. The designation “CAN$” or “Canadian Dollars” refers to the lawful currency of Canada.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference, include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”), which are, by their nature, subject to risks and uncertainties. Applicable securities legislation provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, including statements regarding industry prospects and future results of operations or financial position, made in this prospectus supplement and the accompanying prospectus are forward looking.

Forward-looking statements typically contains statements with words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “intend,” “may” or similar words suggesting future outcomes. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to: the clinical study phases of our product candidates which we expect to complete in fiscal 2015 and beyond; the ability of our business model to maximize shareholder returns; the potential for ELND005 to slow the progression of Alzheimer’s disease and improve symptoms; the potential for ELND005 to be effective for the treatment of agitation and/or aggression in patients with Alzheimer’s disease; the potential for ELND005 to be effective for the treatment of Down syndrome; the timing and manner of future clinical development of ELND005; the global population size of those affected by Alzheimer’s disease; the demand for a product that can slow or reverse the progression of Alzheimer’s disease; the demand for a product that can reduce the emergence of neuropsychiatric symptoms like depression, anxiety and agitation in Alzheimer’s disease; the potential clinical benefit of ELND005 in the treatment of other disease indications; the development of TT401 and the series of preclinical compounds in-licensed from Eli Lilly and Company (“Lilly”) and their potential benefit in type 2 diabetes patients and obese individuals; the timing and manner of future clinical development of TT401 performed by Lilly; the engagement of third party manufacturers to produce our drug substances and products; the potential future in-licensing of additional drug candidates to expand the development pipeline; our intention to make collaborative arrangements for the marketing and distribution of our products and the impact of human capital on the growth and success of the Company. Forward-looking statements are subject to various risks and uncertainties, including those discussed below, that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed. Readers are cautioned not to place undue reliance on forward-looking information, which is provided as of the date of this prospectus unless otherwise stated, and we will not undertake any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events, or otherwise, except as required by securities laws.

Some of the assumptions, risks and factors which could cause future outcomes to differ materially from those set forth in the forward-looking information include, but are not limited to: (i) the assumption we will be able to obtain sufficient and suitable financing to support operations, clinical trials and commercialization of products, (ii) the risk that we may not be able to capitalize on partnering and acquisition opportunities, (iii) the assumption that we will obtain favorable clinical trial results in the expected timeframe, (iv) the assumption that we will be able to adequately protect proprietary information and technology from competitors, (v) the risks relating to the uncertainties of the regulatory approval process, (vi) the impact of competitive products and pricing and the assumption that we will be able to compete in the targeted markets, and (vii) the risk that we may be unable to retain key personnel or maintain third party relationships, including relationships with key collaborators.

By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Prospective investors should carefully consider the information contained under the heading “Risks and Uncertainties” in Management’s Discussion and Analysis included as an exhibit to our Annual Report on Form 40-F for the fiscal year ended June 30, 2014 and all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making investment decisions with regard to our common shares.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common shares. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-8 and under “Risks and Uncertainties” in Management’s Discussion and Analysis for the year ended June 30, 2014 included as an exhibit to our Annual Report on Form 40-F filed on September 25, 2014, which is incorporated by reference into this prospectus supplement, the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Our Company

Transition is a biopharmaceutical development company, advancing novel therapeutics for central nervous system and metabolic disease indications. The Company’s wholly owned subsidiary, Transition Therapeutics Ireland Limited is developing central nervous system drug candidate ELND005 for the treatment of Alzheimer’s disease (“AD”) and Down syndrome. Transition’s lead metabolic drug candidate is TT401 for the treatment of type 2 diabetes and accompanying obesity.

ELND005 for Neuropsychiatric Diseases

Transition Therapeutics Ireland Limited is developing neuropsychiatric drug candidate ELND005, (scyllo-inositol). ELND005 is an orally bioavailable small molecule that is being investigated for multiple neuropsychiatric indications on the basis of its proposed dual mechanism of action, which includes β-amyloid anti-aggregation and regulation of brain myo-inositol levels. An extensive clinical program of Phase 1 and Phase 2 studies have been completed with ELND005 to support clinical development. The Phase 2 study (ELND005-AD201) which evaluated ELND005 in more than 350 mild to moderate AD patients was published in the peer-reviewed journal, Neurology. The Neurology article was entitled “A Phase 2 randomized trial of ELND005, scyllo-inositol, in mild-moderate Alzheimer’s disease”. Although the study showed potential cognitive benefit from the 250 mg dose, the treatment effects on the primary study endpoints were not significant in the mild to moderate patient population.

Currently, there are two Phase 2 clinical studies of ELND005 being performed:

(a) Agitation and Aggression in Alzheimer’s Disease

On November 27, 2012, the first patient was enrolled in a Phase 2 clinical trial of ELND005 for the treatment of agitation/aggression in patients with mild to severe Alzheimer’s disease. The objectives of the study are to evaluate the efficacy, safety and tolerability of ELND005 over 12 weeks of treatment in patients with mild to severe AD, who are experiencing at least moderate levels of agitation/aggression. This ongoing clinical study (AG201) is called the “Harmony AD” study (www.harmonyadstudy.com) and has a projected enrollment of up to 400 subjects. Enrollment is expected to be completed by the first quarter of calendar 2015 with results from the study expected around the middle of calendar 2015. A safety extension study (Study “AG251”) is ongoing and is enrolling subjects who have completed the placebo-controlled “HarmonyAD” study. To date, the large majority of subjects completing the “HarmonyAD” study are participating in the AG251 extension study.

(b) Down Syndrome

On September 4, 2013, Transition announced the first patient was dosed in a Phase 2a study of ELND005 in Down syndrome. This study evaluates the safety, pharmacokinetics of ELND005 and includes selected cognitive and behavioral measures over a one-month treatment period. The Phase 2a study of ELND005 in young adult subjects with Down syndrome completed enrollment and the data from this study was reported in November 2014. See “Recent Developments” below.

Depending on the data and the advice from regulatory agencies and experts in the field, the next step in development would be a larger Phase 2b study in Down syndrome subjects.

The ELND005 technology is claimed in multiple issued patents and pending patent applications in many jurisdictions throughout the world.

TT401/TT402

Development of TT401 and TT402 for Diabetes

Diabetes is a disease in which the body does not produce or properly use insulin. Insulin is a hormone released from islet cells located in the pancreas that is needed to convert sugar, starches and other food into energy needed for daily life. There are two primary forms of diabetes; type 1 diabetes and type 2 diabetes.

Type 2 diabetes usually begins as insulin resistance, a disorder in which the cells do not use insulin properly. As the need for insulin increases, the pancreas gradually loses its ability to produce it. Current treatments for type 2 diabetes include lifestyle changes, oral medications, incretin therapy and insulin therapy. Type 2 diabetes accounts for about 90 – 95% of all diagnosed cases of diabetes.

Clinical Development of TT401

On March 3, 2010, Transition announced that it had acquired the exclusive worldwide rights to develop and potentially commercialize a series of preclinical compounds from Lilly in the area of diabetes. In preclinical diabetes models, these compounds showed potential to provide glycemic control and other beneficial effects including weight loss.

On June 18, 2012, Transition announced the results of the Phase 1 clinical study of type 2 diabetes drug candidate, TT401. The Phase 1, double-blind, placebo-controlled randomized study enrolled 48 non-diabetic obese subjects in six cohorts evaluating six escalating subcutaneous single doses of TT401. TT401 demonstrated an acceptable safety and tolerability profile in non-diabetic obese subjects in the study. TT401 exhibited the expected pharmacological effect on glucose and pharmacodynamic biomarkers at doses that were safe and tolerable. The pharmacokinetic profile, assessed over 28 days, demonstrated a half-life consistent with once-weekly dosing.

On April 30, 2013, Transition announced the results of a five-week proof of concept clinical study of TT401 in type 2 diabetes and obese non-diabetic subjects. The study enrolled diabetic patients at five dosing levels and non-diabetic obese patients at one dose level. All dosing cohorts received five doses over a five week period. Diabetic patients were on stable doses of metformin.

At the end of the treatment period, TT401-treated patients in the 3 highest dose groups experienced statistically significant reductions in mean fasting plasma glucose relative to placebo. Statistically significant mean body weight reduction relative to baseline occurred in the three highest dose groups. A similar reduction in body weight was also observed in the obese non-diabetic cohort. TT401 demonstrated an acceptable safety and tolerability profile at all doses evaluated in diabetic and non-diabetic obese subjects. The most common adverse event noted in the study was decreased appetite. Some subjects in the highest three dose groups experienced mild nausea and vomiting, which are consistent with studies of other GLP-1 agonist drug candidates. The pharmacokinetic profile, assessed over the five week study, demonstrated a half-life consistent with once-weekly dosing.

On June 17, 2013, Lilly exercised its option to assume all development and commercialization rights to type 2 diabetes drug candidate TT401. In conjunction with this assumption of rights, Transition received a $7 million milestone payment. Lilly and Transition have amended their agreement to address future development of TT401 and associated financial arrangements. Lilly has assumed all costs and will perform all future development and commercialization activities of TT401. In May, 2014, Transition announced the dosing of the first patient in a Phase 2 clinical study of TT401. The study is expected to enroll up to 375 type 2 diabetes subjects and will be performed by Transition’s development partner Lilly. The objectives of the study will be to evaluate the safety and effectiveness of TT401 compared to once-weekly exenatide extended release and placebo.

Transition contributed payments totaling $14 million to Lilly in three separate installments during the Phase 2 clinical study. The first installment of $6 million was paid in September 2014 when the study achieved 20% patient enrollment. The second installment of $4 million was paid in October 2014 when the study achieved 50% patient enrollment. The third and final installment of $4 million was paid in December 2014. In return, Transition is eligible to receive up to approximately US$240 million in additional milestone payments. Transition will also be eligible to receive a double-digit royalty on sales of TT-401 products and a low single digit royalty on related compounds.

Recent Developments

On November 20, 2014, Transition announced the results of a clinical study of neuropsychiatric drug candidate ELND005 in young adults with Down syndrome. Transition’s wholly-owned subsidiary, Transition Therapeutics Ireland Limited, completed this first study in Down syndrome subjects without dementia to allow optimal dose selection for future larger studies. Transition issued a press release announcing the results which it filed with the Securities and Exchange Commission, or the SEC, on Form 6-K on November 20, 2014, which is incorporated by reference herein.

On November 24, 2014, Transition announced results from a thorough QT (tQT) study in which no QT effects were observed at supra-therapeutic single doses of neuropsychiatric drug candidate, ELND005. A tQT study is a specialized clinical trial required by the United States Food and Drug Administration for the approval of most drugs in development. Transition issued a press release announcing the results which it filed with the SEC on Form 6-K on November 24, 2014, which is incorporated by reference herein.

Corporate Information

Our principal office is located at 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7 and our telephone number at that location is (416) 260-7770.

Additional information about us can be found on our website at www.transitiontherapeutics.com, and in our reports filed with the SEC. Copies of our reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.transitiontherapeutics.com. Please note that the information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common shares offered by us
Shares having an aggregate offering price of up to $25,000,000.
Manner of Offering
“At-the-market” offering that may be made from time to time through our sales agent, Cowen and Company, LLC. See “Plan of Distribution” on page S-23 of this prospectus supplement.
Offering price and proceeds
Variable at-the-market pricing, with aggregate gross proceeds of up to $25,000,000.
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including expenditures related to the advancement of our drug candidates though the various clinical trial phases. See “Use of Proceeds” on page S-10 of this prospectus supplement.
Risk factors
You should read the description of risks described in “Risk Factors” beginning on page S-8 of this prospectus supplement and those otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of material risks that prospective purchasers of our common shares should consider.
NASDAQ Global Market symbol
TTHI
Toronto Stock Exchange symbol
TTH

RISK FACTORS

An investment in the common shares offered hereby involves a high degree of risk. Prospective investors should consider carefully the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (including subsequently filed documents incorporated by reference) before purchasing the common shares offered hereby.

Discussions of certain risks affecting the Company in connection with its business are provided under the heading “Risks and Uncertainties” in Management’s Discussion and Analysis for the year ended June 30, 2014 included as an exhibit to our Annual Report on Form 40-F filed with the SEC on September 25, 2014, which is incorporated by reference into this prospectus supplement filed. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. It is not possible to predict or identify all risks which could affect the Company’s business. Consequently, we could also be affected by additional factors which are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to This Offering

Resales of our common shares in the public market during this offering by our shareholders may cause the market price of our common shares to fall.

We may issue common shares from time to time in connection with this offering. The issuance from time to time of these common shares, or our ability to issue these common shares in this offering, could result in resales of our common shares by our current shareholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares after this offering or the perception that such sales could occur.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common shares.

Purchasers will experience immediate dilution in the book value per share of the common shares purchased in the offering.

The shares sold in this offering, if any, will be sold from time to time at various prices. However, the expected offering price of our common shares will be substantially higher than the net tangible book value per share of our outstanding common shares. After giving effect to the sale of our common shares in the aggregate amount of $25,000,000 at an assumed offering price of $6.72 per share, the last reported sale price of our common shares on December 19, 2014 on the NASDAQ Global Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of September 30, 2014 would have been approximately $56,506,227, or approximately $1.45 per share. This represents an immediate increase in net tangible book value of approximately $0.53 per share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $5.27 per share to purchasers of our common shares in this offering.

In addition to this offering, subject to market conditions and other factors, we may pursue additional equity financings in the future, including future public offerings or future private placements of equity securities. Further, the exercise of outstanding options and warrants could result in further dilution to investors and any additional shares issued in connection with acquisitions will result in dilution to investors. In addition, the market price of our common shares could fall as a result of resales of any of these common shares due to an increased number of shares available for sale in the market.

Risks Related to the Company

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our common shares.

Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, we do not believe we were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for our taxable year ended June 30, 2014. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, we must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for any future taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Certain Income Tax Considerations”) holds a common share, the U.S. Holder will generally be subject to reporting requirements and may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of our common shares and on the receipt of distributions on our common shares to the extent such gain or distribution is treated as an “excess distribution” under U.S. federal income tax laws. Further, if we were a PFIC for any year in which a U.S. Holder held our common shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our common shares. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of acquiring, holding, and disposing of our common shares if we are or become classified as a PFIC. See “Certain Income Tax Considerations” on page S-16 of this prospectus supplement.

Adverse capital and credit market conditions could affect our liquidity.

Adverse capital and credit market conditions could affect our ability to meet liquidity needs, as well as our access to capital and cost of capital. The capital and credit markets have experienced extreme volatility and disruption in recent years. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by continued disruptions in the capital and credit markets.

We do not intend to pay dividends on our common shares for the foreseeable future.

We do not expect for the foreseeable future to pay dividends on our common shares. Any future determination to pay dividends on or repurchase shares of our common shares will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions and applicable law.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our common shares offered hereby. Except as described in any free writing prospectus that we may authorize to be provided to you, we currently anticipate using the net proceeds from the sale of our common shares offered hereby primarily for general corporate purposes, including expenditures related to the advancement of our drug candidates though the various clinical trial phases.

CAPITALIZATION

Except as noted below, the following table sets forth our capitalization as of September 30, 2014 on:

■	an actual basis; and
■	an as-adjusted basis to give effect to the assumed sale of 3,720,238 common shares in this offering, assuming an offering price of US$6.72, the last reported sale price of our common shares on December 19, 2014 on the NASDAQ Global Market, and after deducting discount or sales commissions of US$750,000 and offering expenses payable by us of US$295,000.

This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014
	Actual	As Adjusted(1)
	(In CAN$)
Long-term liabilities, excluding current liabilities	$4,216,348	$4,216,348
Equity attributable to owners of the Company
Share capital(2)	207,383,967	234,212,279
Warrants	5,176,397	5,176,397
Contributed surplus	14,768,221	14,768,221
Share-based payment reserve	3,753,910	3,753,910
Accumulated other comprehensive income	41,451	41,451
Deficit	(186,810,495)	(186,810,495)
Total equity	44,313,451	71,141,763
Total capitalization	$48,529,799	$75,358,111

(1)	Based on an exchange rate of CAN$1 to US$0.8929.
(2)	Share capital is based on 35,306,183 common shares outstanding as of September 30, 2014 and excludes, as of September 30, 2014, 2,314,835 common shares issuable upon the exercise of outstanding stock options, having a weighted average exercise price of CAN$3.94 per share.

PRICE RANGE OF COMMON SHARES

Our common shares are listed on the NASDAQ Global Market under the symbol “TTHI” and on the Toronto Stock Exchange under the symbol “TTH.” The following table sets forth, for the periods indicated, the high and low sales prices of our common shares on the NASDAQ Global Market (in US$) and the Toronto Stock Exchange (in CAN$).

	NASDAQ		TSX
	High	Low	High	Low
Yearly Highs and Lows for the Year Ending June 30,
2014	8.22	2.81	9.25	2.62
2013	3.84	1.78	3.85	1.74
2012	3.23	1.15	3.00	1.19
2011	5.49	1.81	5.28	1.82
2010	9.00	2.32	9.77	2.36
Quarterly Highs and Lows
2013
First Quarter (July – September 2012)	2.74	1.78	2.75	1.82
Second Quarter (October – December 2012)	2.56	1.96	2.50	1.74
Third Quarter (January – March 2013)	2.52	1.90	2.50	1.97
Fourth Quarter (April – June 2013)	3.84	1.92	3.85	1.95
2014
First Quarter (July – September 2013)	4.99	2.81	4.98	2.62
Second Quarter (October – December 2013)	5.91	4.00	6.77	4.16
Third Quarter (January – March 2014)	8.16	5.67	9.25	6.00
Fourth Quarter (April – June 2014)	8.22	4.36	9.00	4.80
Monthly Highs and Lows
July 2014	7.115	6.09	7.41	6.55
August 2014	7.50	5.53	8.15	6.00
September 2014	7.50	6.63	8.15	7.01
October 2014	6.94	6.05	7.70	6.10
November 2014	6.61	6.06	7.29	6.77
December 2014	6.89	6.21	8.08	7.09

EXCHANGE RATES

The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate data is the H.10 statistical release of the Federal Reserve Board. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus and the documents incorporated into this prospectus may vary.

	Exchange Rate
	Period End	High	Average(1)	Low
Last Two Fiscal Years
Fiscal Year Ended June 30, 2013	0.9512	1.03	0.9920	0.9495
Fiscal Year Ended June 30, 2014	0.9367	0.9769	0.9336	0.8888

Note:

(1)	For the years indicated, the average exchange rates are determined by averaging the exchange rates on the last business day of each month during the relevant period.

The following table sets forth, for each of the last six months, the high and low exchange rates for Canadian dollars expressed in United States dollars, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board.

	July 2014	August 2014	September 2014	October 2014	November 2014	December 2014
High	0.9405	0.9211	0.9206	0.8981	0.8900	0.8816
Low	0.9168	0.9106	0.8923	0.8857	0.8752	0.8588
Rate at end of period	0.9184	0.9210	0.8923	0.8872	0.8752	0.8620

On January 2, 2015, the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was Cdn$1.00 = US$0.8529.

DILUTION

If you invest in our common shares, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our common shares after this offering.

The net tangible book value of our common shares as of September 30, 2014 was approximately $32,551,227, or approximately $0.92 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of our common shares outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers for each common share in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering.

After giving effect to the sale of our common shares in the aggregate amount of $25,000,000 at an assumed offering price of $6.72 per share, the last reported sale price of our common shares on December 19, 2014 on the NASDAQ Global Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of September 30, 2014 would have been approximately $56,506,227, or approximately $1.45 per share. This represents an immediate increase in net tangible book value of approximately $0.53 per share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $5.27 per share to purchasers of our common shares in this offering, as illustrated by the following table:

Assumed public offering price per share		$6.72
Net tangible book value per share as of September 30, 2014(1)	$0.92
Increase per share attributable to this offering	$0.53
As-adjusted net tangible book value per shares after this offering		$1.45
Dilution per share to new investors(2)		$5.27

(1)	Based on an exchange rate of CAN$1 to US$0.8929.
(2)	Calculated as the difference between the assumed public offering price per share and the as-adjusted net tangible book value per share after this offering.

The table above assumes, for illustrative purposes only, an aggregate of 3,720,238 of our common shares are sold at a price of $6.72 per share, for aggregate gross proceeds of $25,000,000. The shares, if any, sold in this offering will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $6.72 per share shown in the table above, assuming all of our common shares in the aggregate amount of $25,000,000 are sold at that price, would not change our adjusted net tangible book value per share after the offering but would increase the dilution in net tangible book value per share to new investors in this offering to $6.25 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $6.72 per share shown in the table above, assuming all of our common shares in the aggregate amount of $25,000,000 are sold at that price, would not change our adjusted net tangible book value per share after the offering but would decrease the dilution in net tangible book value per share to new investors in this offering to $4.30 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional common shares in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares with no par value. As at September 30, 2014 and December 19, 2014, there were 35,306,183 and 35,316,083 common shares outstanding and fully paid, respectively.

Below is a table showing a reconciliation of the number of common shares outstanding on the opening date of fiscal year 2014 to the number of common shares outstanding as of June 30, 2014 and as of September 30, 2014:

Number of common shares as of the opening date of the fiscal year 2014 (July 1, 2013)	26,930,634
Issuance of common shares during Q1 2014	2,688,822
Issuance of common shares during Q2 2014	65,085
Issuance of common shares during Q3 2014	2,320,252
Issuance of common shares during Q4 2014	3,299,120
Number of common shares as of June 30, 2014	35,303,913
Issuance of common shares during Q1 2015	2,270
Number of common shares as of September 30, 2014	35,306,183

Common Shares

Each common share entitles the holder to receive notice of and to attend all meetings of shareholders and vote at such meetings. Holders of common shares are entitled to one vote in respect of each share held at all meetings of shareholders. Holders of common shares are entitled to receive dividends if, as and when declared by the board of directors of the company. In the event of the liquidation, dissolution or winding up of the company, after payment of all outstanding debts and liabilities, the holders of common shares are entitled to receive, pro rata, the company’s remaining assets. Holders of common shares have no pre-emptive, subscription or redemption rights.

Exchange Controls

There are currently no limitations imposed by Canadian federal or provincial laws on the rights of non-resident or foreign owners of our securities to hold or vote the securities held. There are also no such limitations imposed by our Articles and By-Laws with respect to our common shares.

CERTAIN INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our common shares acquired pursuant to this offering. Except where otherwise stated, this discussion only applies to “U.S. Holders” (as defined below) who hold our common shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that we are not a “controlled foreign corporation” for U.S. federal income tax purposes. This discussion is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a U.S. Holder. Furthermore, the discussion does not address special situations that may apply to particular U.S. Holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates or former U.S. citizens, tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, dealers in securities, private foundations, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, partnerships or other pass-through entities, holders who own (directly, indirectly or by attribution) 10 per cent or more of the total combined voting power of all classes of our stock entitled to vote, holders who acquire their common shares pursuant to any employee share option or otherwise as compensation, holders whose “functional currency” is not the U.S. dollar or persons who hold our common shares in connection with a “straddle”, “hedging”, “conversion”, “constructive sale”, or other risk reduction transaction. This discussion does not address the tax consequences to U.S. Holders of our common shares under any state, local, foreign and other tax laws and does not address U.S. federal estate and gift tax, or any other aspect of U.S. federal tax law other than income taxation.

The U.S. federal income tax consequences set forth below are based upon the Code, existing and proposed Treasury regulations promulgated thereunder, court decisions, revenue rulings and other administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No advance income tax ruling has been or will be sought or obtained from the IRS with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS or a court will not take a contrary position.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

■	an individual who is a citizen or resident of the United States;
■	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
■	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
■	a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has validly made an election to be treated as a U.S. person under the applicable Treasury regulations.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the holder of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the status and activities of the partnership. A holder of common shares that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of our common shares.

Prospective investors are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of our common shares, including the tax consequences under any state, local, foreign and other tax laws.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Rules”, the gross amount of any distribution received by a U.S. Holder with respect to our common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such U.S. Holder as a dividend to the extent attributable to our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its common shares, causing a reduction in the adjusted basis of such common shares. To the extent that such distribution exceeds a U.S. Holder’s adjusted tax basis in its common shares, the distribution will be treated as gain from the sale or exchange of such common shares. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a “qualified foreign corporation” (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Provided that we are not treated as a passive foreign investment company, as described below, we believe that we are a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders (including individuals) that are treated as dividends should qualify for a reduced rate of tax. If we are a passive foreign investment company under the rules discussed below, distributions treated as dividends will be taxable at the higher ordinary income tax rates. Dividends on our common shares paid to corporate shareholders will not be eligible for the dividends received deduction allowed with respect to dividends from domestic corporations under the Code.

Generally, the amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the spot rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a U.S. Holder will be treated as U.S.-source ordinary income or loss.

A U.S. Holder may be entitled to deduct or credit the amount of Canadian withholding tax imposed on dividends paid to such U.S. Holder, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on our common shares generally will be treated as income from foreign sources and generally will constitute “passive category income.” The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of our common shares in an amount equal to the difference between the amount realized for our common shares and the U.S. Holder’s adjusted tax basis in our common shares. Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

Generally adverse U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation, such as our company, generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income” (the “income test”) or, determined on the basis of a quarterly average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, certain gains from the sales of commodities, and gains from the disposition of passive assets. For this purpose, a corporation is treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based on the market price of our common shares and the composition of our income and assets, we do not believe we were a PFIC for our taxable year ended June 30, 2014. We do not expect to be a PFIC for the current year or for subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond our control and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that we will not be a PFIC in the current or subsequent taxable years.

If we were a PFIC in any taxable year during a U.S. Holder’s holding period for our common shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder generally would be subject to special rules that have a penalizing effect, regardless of whether we remain a PFIC, with respect to “excess distributions” made by us on our common shares and with respect to gain from the sale, exchange or disposition of our common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S. Holder in any taxable year over 125% of the average annual distributions the U.S. Holder has received from us during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the sale, exchange or disposition of our common shares ratably over its holding period for the common shares. The amounts allocated to the taxable year of the sale, exchange or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for such other taxable year, and an interest charge would be imposed on the amount allocated to such other taxable year. These rules would apply to a U.S. Holder that held our common shares during any year in which we were a PFIC, even if we were not a PFIC in the year in which the U.S. Holder sold our common shares or received an excess distribution in respect of its common shares. If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, if we were a PFIC in any taxable year, then, provided certain requirements were met, a U.S. Holder might be able to make a “mark-to-market” election to avoid certain of the tax consequences referred to above. A U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable United States Treasury regulations. For those purposes, our shares will be treated as marketable stock based upon their listing on The NASDAQ Stock Market. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of our common shares held at the end of the taxable year over the adjusted tax basis of our common shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If a non-U.S. corporation is a PFIC, a U.S. Holder of shares in that corporation may also avoid taxation under the rules described above by making a “qualified electing fund” election to include its share of the corporation’s income in the U.S. Holder’s income on a current basis, but only by complying with all of the requirements applicable to such an election. A “qualified electing fund” election would not be available to U.S. Holders, because we do not intend to provide the necessary information to allow U.S. Holders to make such an election for any tax year in which we are a PFIC.

If we were to be a PFIC in any taxable year, special IRS reporting requirements would apply to a U.S. Holder in respect of its common shares pursuant to which such holder must generally file an annual IRS Form 8621 or such other form as required by the United States Treasury Department.

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences and reporting obligations that would arise if we were treated as a PFIC for any year as well as the availability of any elections to mitigate the adverse tax consequences to a U.S. Holder if we were to be a PFIC.

Information Reporting and Backup Withholding

Information reporting requirements will apply to the payment of dividends on our common shares or the proceeds received on the sale, exchange, or other taxable disposition of common shares paid within the U.S. (and in certain cases, outside the U.S.) to U.S. Holders other than certain exempt recipients (such as corporations). In addition, a backup withholding tax may apply to such amounts if the U.S. Holder fails to timely provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends or interest required to be shown on its U.S. federal income tax returns. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that the required information is provided to the IRS in a timely manner.

Additional Tax on Net Investment Income

Noncorporate U.S. Holders (including individuals, estates or trusts) are subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include, among other things, any dividends paid in respect of our common shares and any capital gain from the sale or other taxable disposition of our common shares. Noncorporate U.S. Holders are urged to consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting with Respect to Foreign Financial Assets

U.S. Individuals that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year (or US$75,000 at any time during the taxable year) are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Under these rules, our common shares may be treated as “specified foreign financial assets”. U.S. Holders are urged to consult their own tax advisors regarding the possible implications of the reporting rules described above.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the purchase, ownership and disposition of our common shares. Each prospective investor should consult with its own tax advisor concerning the tax consequences with regard to its particular circumstances.

Canadian Federal Income Tax Considerations For United States Residents

The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired pursuant to this prospectus supplement by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us, and is not affiliated with us, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada, (v) is not a “registered non-resident insurer” or “authorized foreign bank”, each within the meaning of the Tax Act, and (vi) does not carry on an insurance business in Canada and elsewhere, and (b) for the purposes of the Canada-United States Income Tax Convention (the “Convention”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention.

Our common shares will generally be considered to be capital property to a holder unless such common shares are held in the course of carrying on a business of buying or selling securities, or as part of an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Shareholder” or “U.S. Shareholders”. This summary does not deal with special situations, such as the particular circumstances of traders or dealers, United States limited liability companies (which may not be considered to be a resident of the United States for the purposes of the Convention), tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (“Regulations”), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Convention and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the relevant day, or such other rate of exchange as is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Shareholder and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Shareholder or prospective U.S. Shareholder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a U.S. Shareholder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Shareholder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Shareholder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares, unless the common shares are, or are deemed to be, “taxable Canadian property” (as defined in the Tax Act) of the U.S. Shareholder at the time of disposition and the U.S. Shareholder is not entitled to relief under the Convention. Generally, our common shares will not constitute taxable Canadian property to a U.S. Shareholder provided our common shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the Toronto Stock Exchange (“TSX”) and the NASDAQ Stock Market (“NASDAQ”)) at the time of the disposition unless: (a) (i) at any time during the 60-month period immediately preceding the disposition one or any combination of: (A) the U.S. Shareholder, (B) persons with whom the U.S. Shareholder does not deal at arm’s length (within the meaning of the Tax Act), and (C) partnerships in which the U.S. Shareholder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any series or class of our capital stock and (ii) more than 50% of the fair market value of our common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada. “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) and options in respect of, or interests in, or for civil law, rights in such property, whether or not such property exists; or (b) our common shares are deemed under the Tax Act to be taxable Canadian property of the U.S. Shareholder. If our common shares constitute taxable Canadian property of a particular U.S. Shareholder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada. U.S. Shareholders whose common shares may constitute taxable Canadian property should consult their own tax advisors.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, our common shares could be deemed to be taxable Canadian property.

As long as our common shares are listed at the time of their disposition on a “recognized stock exchange” as defined in the Tax Act, which currently includes the TSX and the NASDAQ, a U.S. Shareholder who disposes of our common shares that are taxable Canadian property will not be required to satisfy the obligations imposed under section 116 of the Tax Act. An exemption from such obligations may also be available in respect of their disposition if they are “treaty-protected property” (as defined in the Tax Act) of the disposing U.S. Shareholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, under which we may issue and sell from time to time up to $25,000,000 of our common shares through Cowen as our sales agent. Sales of our common shares, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NASDAQ Global Market and any other trading market for the common shares, and sales to or through a market maker other than on an exchange. In addition, with our prior written consent, Cowen may also sell our common shares in privately negotiated transactions. Pursuant to a Subscription Agreement for Common Shares, dated February 28, 2014, between us and Elan Corporation Limited (“Elan”), Elan has the right to purchase approximately 7% of the shares sold under the sales agreement to maintain its pro-rata ownership of our common shares. If Elan exercises its right, the shares will be sold to Elan on a monthly or quarterly basis and the purchase price for the shares sold to Elan will be based on the volume weighted average price of the shares sold under the sales agreement in the prior month or quarter, as the case may be. Notwithstanding the foregoing, the securities offered by this prospectus supplement and the accompany prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus supplement and the accompanying prospectus have not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

Cowen will offer our common shares subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common shares to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us. We may instruct Cowen not to sell common shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or Cowen may suspend the offering of the common shares being made through Cowen under the sales agreement upon proper notice to the other party. We and Cowen each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent shall be 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common shares.

Cowen will provide written confirmation to us following the close of trading on the NASDAQ Global Market, each day in which common shares are sold through it as sales agent under the sales agreement. Each confirmation will include the number of common shares sold through it as sales agent on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to Cowen.

We will report at least quarterly the number of common shares sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common shares.

Settlement for sales of common shares will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of the common shares on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilize our common shares. In addition, we have agreed to reimburse a portion of the expenses of Cowen in connection with this offering up to a maximum of $50,000, plus up to a maximum of $10,000 in filing fees and legal expenses relating to filings with the FINRA Corporate Financing Department.

Our common shares are listed on the NASDAQ Global Market and trade under the symbol “TTHI” and are listed on the Toronto Stock Exchange and trade under the symbol “TTH”. The NASDAQ Global Market and the Toronto Stock Exchange have approved the listing of the common shares offered by this prospectus supplement and the accompanying prospectus. Our registrar and transfer agent is Computershare Investor Services Inc. at its principal office in Toronto, Ontario and Computershare Trust Company, NA at its principal office in Golden, Colorado, U.S.A.

Cowen and/or its affiliates have provided, and may provide in the future, various investment banking and other financial services for us for which services they have received, and may in the future receive, customary fees. The address of Cowen is 599 Lexington Avenue, New York, NY 10022.

We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $295,000.

EXPENSES OF THE OFFERING

The following table sets forth the various expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee, the NASDAQ listing fee and FINRA fee.

SEC registration fee	$3,400
Printing expenses	10,000
Legal fees and expenses	100,000
NASDAQ listing fees/TSX fee/FINRA fee	20,500
Accounting fees and expenses	150,000
Transfer agent fees	9,000
Miscellaneous expenses	2,100
Total	$295,000

LEGAL MATTERS

Certain legal matters related to our securities offered by this prospectus supplement and the accompanying prospectus will be passed upon on our behalf by Orrick, Herrington & Sutcliffe LLP with respect to certain matters under U.S. laws and McCarthy Tétrault LLP with respect to the validity of our common shares offered by this prospectus supplement and the accompanying prospectus and certain Canadian federal income tax considerations for U.S. residents. Cowen is being represented in connection with this offering by McDermott Will & Emery LLP, New York, New York. As of the date hereof, the partners and associates of each of Orrick, Herrington & Sutcliffe LLP and McCarthy Tétrault LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 (File No. 333-189879), of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register our common shares offered by this prospectus supplement. However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We are a foreign private issuer (as such term is defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 40-F or Form 20-F, and furnish reports on Form 6-K and other information with the SEC. Our corporate Internet address is www.transitiontherapeutics.com. Information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. You may read and copy any public reports we filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with or furnished to the SEC:

1.	our Annual Report on Form 40-F for the year ended June 30, 2014 filed with the SEC on September 25, 2014;
2.	The information under “Memorandum and Articles of Association” and the consolidated financial statements as at June 30, 2013 and June 30, 2012 and for each of the three years in the period ended June 30, 2013 contained in the Annual Report on Form 20-F for the year ended June 30, 2013;
3.	our Reports of Foreign Issuer on Form 6-K furnished to the SEC on July 11, 2014, September 22, 2014, September 25, 2014, November 4, 2014, November 10, 2014, November 12, 2014, November 14, 2014, November 20, 2014, November 24, 2014, December 8, 2014, and December 10, 2014; and
4.	the description of our securities under the heading “Description of Securities” in the Registration Statement on Form 40-F filed with the SEC on June 5, 2007.

The documents listed above contain important information about us and our finances. The more detailed information contained in our reports on Form 6-K and Form 40-F or Form 20-F qualify this entire prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement may modify or supersede statements in our reports on Form 6-K and Form 40-F or Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement all subsequent annual reports on Form 40-F or 20-F after the date of this prospectus supplement and before we terminate this offering. We also may incorporate by reference into this prospectus supplement our reports on Form 6-K furnished after the date of this prospectus supplement and before we terminate this offering that we identify in the Form 6-K as being incorporated into the registration statement of which this prospectus supplement forms a part. We may modify or supersede any statement in this prospectus supplement by statements in documents we incorporate by reference after the date of this prospectus supplement. When that happens, the modified or superseded part of the original statement is not part of this prospectus supplement.

You may request a copy of any of the documents incorporated by reference in this prospectus supplement at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address: 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7, Attention: Nicole Rusaw. Our telephone number at this address is (416) 260-7770.

EXPERTS

The consolidated financial statements which include the consolidated balance sheets as at June 30, 2014 and June 30, 2013 and the consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 40-F for the year ended June 30, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements which include the consolidated balance sheets as at June 30, 2013 and June 30, 2012 and the consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2013 incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, and independent auditor, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

TRANSITION THERAPEUTICS INC.

$50,000,000
Common Shares
Warrants
Units

We may offer, issue and sell from time to time up to $50,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our common shares, warrants to purchase common shares and a combination of such securities, separately or as units, in one or more issuances. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us,” before you make your investment decision.

Our common shares are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “TTHI” and on the Toronto Stock Exchange (“TSX”) under the symbol “TTH”. On July 9, 2013, the last reported sale price for our common stock on the NASDAQ was $2.98 per share.

Investing in our securities involves risks. You should read the “Risk Factors” section on page 2 and contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

The securities offered by this prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Prospective investors should be aware that the acquisition of the securities offered by this prospectus may have tax consequences both in the United States and Canada. Such tax consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable prospectus supplement (as defined herein). You should read the tax discussion contained in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Ontario, Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this prospectus are residents of Canada, and that all or a substantial portion of our assets and said persons are located outside the United States.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our head and registered office is located at 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7.

This prospectus is dated July 19, 2013

You should read this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information About Us” and “Incorporation of Certain Documents by Reference.”

References in this prospectus to the “Corporation,” “the Company,” “we,” “us,” “our company,” “Transition” and “our” refer to Transition Therapeutics Inc. Unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. “US$” means lawful currency of the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information About Us” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. We are not offering any of these securities in any province or territory of Canada. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”), which are, by their nature, subject to risks and uncertainties. Applicable securities legislation provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward looking.

Forward-looking statements typically contains statements with words such as “anticipate”, “believe”, “expect”, “plan”, “estimate”, “intend”, “may” or similar words suggesting future outcomes. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to: the clinical study phases of our product candidates which we expect to complete in fiscal 2014 and beyond; the ability of our business model to maximize shareholder returns; the potential for ELND005 to slow the progression of Alzheimer’s disease and improve symptoms; the potential for ELND005 to be an adjunctive maintenance treatment in patients with Bipolar Disorder; the potential for ELND005 to be effective for the treatment of agitation and or aggression in patients with Alzheimer’s disease; the timing and manner of future clinical development of ELND005 performed by Elan Pharma International Limited (“Elan”); the global population size of those affected by Alzheimer’s disease; the demand for a product that can slow or reverse the progression of Alzheimer’s disease; the demand for a product that can reduce the emergence of neuropsychiatric symptoms like depression, anxiety and agitation in Alzheimer’s disease; the demand for a product that can reduce the occurrence of mood episodes in patients with Bipolar Disorder; the potential clinical benefit of ELND005 in the treatment of bipolar disorder or other disease indications; the development of TT-401 and the series of preclinical compounds in-licensed from Eli Lilly and Company (“Lilly”) and their potential benefit in type 2 diabetes patients; the engagement of third party manufacturers to produce our drug substances and products; our intention to make collaborative arrangements for the marketing and distribution of our products and the impact of human capital on the growth and success of the Company. Forward-looking statements are subject to various risks and uncertainties, including those discussed below, that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed. Readers are cautioned not to place undue reliance on forward-looking statements, which is provided as of the date of this prospectus unless otherwise stated, and we will not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities laws.

Some of the assumptions, risks and factors which could cause future outcomes to differ materially from those set forth in the forward-looking statements include, but are not limited to: (i) the assumption we will be able to obtain sufficient and suitable financing to support operations, clinical trials and commercialization of products, (ii) the risk that we may not be able to capitalize on partnering and acquisition opportunities, (iii) the assumption that we will obtain favorable clinical trial results in the expected timeframe, (iv) the assumption that we will be able to adequately protect proprietary information and technology from competitors, (v) the risks relating to the uncertainties of the regulatory approval process, (vi) the impact of competitive products and pricing and the assumption that we will be able to compete in the targeted markets, and (vii) the risk that we may be unable to retain key personnel or maintain third party relationships, including relationships with key collaborators.

By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Prospective investors should carefully consider the information contained under the heading “Key Information — Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2012 and all other information included in or incorporated by reference in this prospectus before making investment decisions with regard to our securities.

RISK FACTORS

An investment in the securities offered hereby involves a high degree of risk. Prospective investors should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in any prospectus supplement before purchasing the securities offered hereby.

Discussions of certain risks affecting the Company in connection with its business are provided under the heading “Key Information — Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission, which is incorporated by reference in this prospectus. It is not possible to predict or identify all risks which could affect the Company’s business. Consequently, we could also be affected by additional factors which are not presently known to us or that we currently consider to be immaterial to our operations.

OUR COMPANY

Transition is a biopharmaceutical company, developing novel therapeutics for disease indications with large markets. The Company’s lead central nervous system (“CNS”) drug candidate is ELND005 for the treatment of Alzheimer’s disease (“AD”) and bipolar disorder. Transition’s lead metabolic drug candidate is TT-401 for the treatment of type 2 diabetes and accompanying obesity.

ELND005 for Neuropsychiatric Diseases

Our neuropsychiatric disease lead product, ELND005, scyllo-inositol, is an orally bioavailable small molecule that is being investigated for multiple neuropsychiatric indications on the basis of its proposed dual mechanism of action, which includes β-amyloid anti-aggregation and regulation of brain myo-inositol levels. An extensive clinical program of Phase 1 and Phase 2 studies have been completed with ELND005 to support clinical development. The Phase 2 study (ELND005-AD201) which evaluated ELND005 in more than 350 mild to moderate AD patients was published in the peer-reviewed journal, Neurology. The Neurology article was entitled “A Phase II randomized trial of ELND005, scyllo-inositol, in mild-moderate Alzheimer’s disease”.

Currently, Transition’s licensing partner, Elan is performing and funding two Phase 2 clinical studies of ELND005:

(i)	Agitation and Aggression in Alzheimer’s Disease

In November, 2012, Elan announced that they had enrolled the first patient in a Phase II clinical trial of ELND005 for the treatment of agitation/aggression in patients with moderate to severe Alzheimer’s disease. The objectives of the study are to evaluate the efficacy, safety and tolerability of ELND005 over 12 weeks of treatment in patients with moderate to severe AD, who are experiencing at least moderate levels of agitation/aggression. The study is expected to enroll approximately 400 patients at multiple sites in the United States, Canada and potentially other selected regions.

(ii)	Bipolar Disorder

In August, 2012, Elan dosed the first patient in a Phase 2 clinical study of ELND005 in Bipolar Disorder. The study is a placebo-controlled, safety and efficacy study of oral ELND005 as an adjunctive maintenance treatment in 400 patients with Bipolar 1 Disorder to delay the time to occurrence of mood episodes. The ELND005 technology is claimed in multiple issued patents and pending patent applications in many jurisdictions throughout the world.

TT-401 and TT-402

TT-401 is a dual agonist of the GLP-1 (Glucagon-Like Peptide-1) and glucagon receptors which is being developed to treat type 2 diabetes and accompanying obesity. In March 2010, Transition entered into a licensing and collaboration agreement with Lilly, where Transition acquired the rights to a series of pre-clinical compounds from Lilly, including TT-401 for the treatment of type 2 diabetes.

Transition performed preclinical, Phase 1 and proof-of-concept clinical development on lead compound TT-401. The proof-of concept study was completed in April 2013 enrolling diabetic and obese patients. At the end of the treatment period, TT-401-treated patients in the 3 highest dose groups experienced statistically significant reductions in mean fasting plasma glucose relative to placebo. Statistically significant mean body weight reduction relative to baseline occurred in the three highest dose groups. A similar reduction in body weight was also observed in the obese non-diabetic cohort.

In June 2013, Lilly assumed all development and commercialization rights to type 2 diabetes drug candidate TT-401. In conjunction with this assumption of rights, Transition received a US$7 million milestone payment. Lilly will assume all costs and perform all future development and commercialization activities of TT-401, and Transition will pay US$14 million to Lilly in three separate installments during the Phase 2 clinical study. In return, Transition is eligible to receive up to approximately US$240 million in additional milestone payments. Transition will also be eligible to receive a double-digit royalty on sales of TT-401 products and a low single digit royalty on related compounds.

TT-301 and TT-302

TT-301 and TT-302 are novel drug candidates derived from a diligent drug design program engineered to produce compounds optimized to target inhibiting pro-inflammatory cytokines in the brain and periphery. The Company has decided not to proceed with further development of TT-301 and TT-302, and accordingly, management is evaluating the intangible asset for impairment. The carrying value of the TT-301 and TT-302 intangible asset is approximately $6.7 million as at March 31, 2013.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, including expenditures related to the advancement of our drug candidates though the various clinical trial phases. Specific information about the use of proceeds from the sale of any securities will be set forth in a prospectus supplement.

EXCHANGE RATES

The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates on the last day of each month during such period, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate data is: (i) with respect to periods ending on or prior to December 31, 2008, the Federal Reserve Bank of New York, and (ii) with respect to any period ending on or after January 1, 2009, the H.10 statistical release of the Federal Reserve Board. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this prospectus and the documents incorporated into this prospectus may vary.

	Exchange Rate
	Period End	High	Average(1)	Low
Last Five Fiscal Years
Fiscal Year Ended June 30, 2008	0.9818	1.0908	0.9938	0.9299
Fiscal Year Ended June 30, 2009	0.8601	0.9985	0.8589	0.7695
Fiscal Year Ended June 30, 2010	0.9429	1.0040	0.9433	0.8584
Fiscal Year Ended June 30, 2011	1.0371	1.0542	1.0013	0.9392
Fiscal Year Ended June 30, 2012	0.9814	1.0584	0.9977	0.9430

Note:

(1)	For the years indicated, the average exchange rates are determined by averaging the exchange rates on the last business day of each month during the relevant period.

The following table sets forth, for each of the last six months, the high and low exchange rates for Canadian dollars expressed in United States dollars and the exchange rate at the end of the month, based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The source of the exchange rate is the H.10 statistical release of the Federal Reserve Board.

	January 2013	February 2013	March 2013	April 2013	May 2013	June 2013
High	1.0164	1.0041	0.9847	0.9929	0.9977	0.9833
Low	0.9923	0.9722	0.9696	0.9737	0.9680	0.9495
Rate at end of period	0.9989	1.0279	1.0291	1.0542	1.0322	0.9512

On July 5, 2013, the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was Cdn$1.00 = US$0.9464.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements for the fiscal years ended June 30, 2012 and 2011 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Subject to certain transition elections disclosed in Note 3 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2012, the Company has consistently applied the same accounting policies in its opening IFRS balance sheet at July 1, 2010 and throughout all periods presented, as if these policies had always been in effect. The policies applied in these consolidated financial statements are based on IFRS issued and outstanding as of September 7, 2012, the date the Board of Directors approved the consolidated financial statements. See Note 3 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2012 for a discussion of the impact of the transition to IFRS on the Company’s reported balance sheet, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended June 30, 2011.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares with no par value. As at June 30, 2013, there were 26,930,634 common shares outstanding and fully paid.

Reconciliation of the number of common shares outstanding on the opening date of fiscal year 2013 and on June 30, 2013

Number of common shares as of the opening date of the fiscal year 2013 (July 1, 2012)	26,921,302
Issuance of common shares during Q1 2013	—
Issuance of common shares during Q2 2013	—
Issuance of common shares during Q3 2013	—
Issuance of common shares during Q4 2013	9,332
Number of common shares as of June 30, 2013	26,930,634

Common Shares

Each common share entitles the holder to receive notice of and to attend all meetings of shareholders and vote at such meetings. Holders of common shares are entitled to one vote in respect of each share held at all meetings of shareholders. Holders of common shares are entitled to receive dividends if, as and when declared by the board of directors of the Company. In the event of the liquidation, dissolution or winding up of the Company, after payment of all outstanding debts and liabilities, the holders of common shares are entitled to receive, pro rata, the Company’s remaining assets. Holders of common shares have no pre-emptive, subscription or redemption rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common shares. We will not offer warrants for sale separately to any purchaser unless the offering is in conjunction with and forms part of the consideration for an acquisition or merger transaction.

The prospectus supplement relating to any warrants offered hereunder will describe the terms of the warrants and the applicable offering, including some or all of the following:

•	the designation and aggregate number of warrants offered;
•	the exercise price of the warrants;
•	the currency or currencies in which the warrants will be offered;
•	the number of common shares that may be purchased on the exercise of the warrants and procedures that will result in an adjustment of that number;
•	the dates or periods during which the warrants are exercisable;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and
•	any other material terms of the warrants.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares.

DESCRIPTION OF UNITS

We may issue units comprising any combination of the other securities described in this prospectus. Each unit will be issued so that the holder of such unit is also the holder of each security included in such unit. Therefore, the holder of a unit will have the rights and obligations of a holder of each included security (except in some cases where the right to transfer an included security of a unit may not occur without the transfer of the other included security comprising part of such unit).

The prospectus supplement relating to any units offered hereunder will describe the terms of the units and the applicable offering, including some or all of the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation existing under the laws of Ontario, Canada. Most of our directors and all of our officers are residents of Canada and a majority of our assets are located outside the United States. We will appoint an agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.

We have been advised by our Canadian counsel, Norton Rose Fulbright Canada LLP, that a judgment of a United States court may be enforceable in Canada if: (a) there is a real and substantial connection between the events, persons and circumstances and the United States proceedings such that the United States court properly assumed jurisdiction; (b) the United States judgment is final and conclusive; (c) the defendant was properly served with process from the United States court; and (d) the United States law that led to the judgment is not contrary to Canadian public policy, as that term would be applied by a Canadian court. We are advised that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding) are enforceable in Canada. The enforceability of a United States judgment in Canada will be subject to the requirements that: (i) an action to enforce the United States judgment must be commenced in the Ontario Court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the United States judgment if the United States judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the United States judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally. The enforceability of a United States judgment in Canada will be subject to the following defenses: (i) the United States judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) the United States judgment is for a claim which under Ontario law would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) the United States judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and (iv) the United States judgment has been satisfied or is void or voidable under United States law.

We have designated CT Corporation System as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, through agents, to dealers or underwriters for resale, directly to purchasers, or through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

•	Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, dealers or agents participating in the offering, if any;
•	the purchase price of the securities sold by us to any underwriter or dealer and the net proceeds we expect to receive from the offering;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or commissions or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions and other compensation we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common shares, will be new issues of securities with no established trading market. Any agents or underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities. There is currently no market for any of the offered securities, other than our common shares which are listed on the NASDAQ Global Market and the TSX. We have no current plans for listing of warrants or subscription rights on any securities exchange or quotation system; any such listing with respect to any particular warrants or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any agents and underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The securities offered by this prospectus have not been and will not be qualified for sale under the securities laws of any province or territory of Canada or to any resident of Canada and may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada. This prospectus has not been filed in respect of, and will not qualify, any distribution of these securities in any province or territory of Canada.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement relating to the securities, certain legal matters relating to securities offered by this prospectus will be passed upon for us by Norton Rose Fulbright Canada LLP, with respect to matters of Canadian law, and Orrick, Herrington & Sutcliffe LLP, with respect to matters of United States law.

The partners and associates of Norton Rose Fulbright Canada LLP and Orrick, Herrington & Sutcliffe LLP as a group beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

EXPERTS

The consolidated financial statements as at June 30, 2012, June 30, 2011 and July 1, 2010 and the consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the years ended June 30, 2012 and 2011 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AUDITORS, TRANSFER AGENTS AND REGISTRARS

PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Our registrar and transfer agent is Computershare Investor Services Inc. at its principal office in Toronto, Ontario and Computershare Trust Company, NA at its principal office in Golden, Colorado, U.S.A.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

Our corporate Internet address is www.transitiontherapeutics.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. Information contained on our website is not part of this report or any other report filed with the SEC. You may read and copy any public reports we filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

1.	our Annual Report on Form 20-F for the year ended June 30, 2012 filed with the SEC on September 13, 2012;
2.	our Reports of Foreign Issuer on Form 6-K furnished with the SEC on November 8, 2012, February 7, 2013, May 7, 2013, June 17, 2013 and June 21, 2013; and
3.	the description of our securities under the heading “Description of Securities” in the Registration Statement on Form 40-F filed with the SEC on June 5, 2007.

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.

We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: 101 College Street, Suite 220, Toronto, Ontario, Canada M5G 1L7, Attention: Nicole Rusaw. Our telephone number at this address is (416) 260-7770.

$25,000,000

Common Shares

Prospectus Supplement

Cowen and Company

January 5, 2015